EXHIBIT 4.8

8% B NOTE

${______}.00	________, 200_

Subject to the terms and conditions of this 8% B Note (“Note”), for good and valuable consideration received, Market Central, Inc. d/b/a Scientigo, Inc., a Delaware corporation (the “Company”), promises to pay to the order of {_____________} (“Holder”) the principal amount of ${__________}.00 (the “Principal Amount”), plus simple interest, accrued on unpaid principal from the date of this Note until paid at the rate of 8.0% per annum (360-day year basis).

The following is a statement of the rights of the Holder of this Note and the terms and conditions to which this Note is subject, and to which the Holder, hereof, by the acceptance of this Note, agrees:

Payment Obligation. The principal and accrued but unpaid interest under this Note will be paid to the Holder on May 31, 2007 (the “Maturity Date”), unless previously paid or converted into securities of the Company in accordance with the “Optional Conversion” section hereof. All payments of principal and/or interest under this Note will be made at the address set forth below or by mail to the address of record of the Holder. All cash payments hereunder shall be made in lawful money of the United States of America, to the Holder, at such place and to such account as the Holder shall designate in a written notice to the Company. Accrued but unpaid interest shall be due and payable quarterly, commencing on the earlier of the first February 28, May 31, August 31 or November 30 following the date hereof.

Prepayment. The principal amount of this Note may be prepaid by the Company at any time without penalty upon thirty (30) days prior written notice to the Holder; provided that if such written notice is provided at anytime that the Principal Amount may not be converted into Conversion Shares as set forth in the “Optional Conversion” section hereof, such prepayment shall be permissible only with the prior written consent of the holder hereof.

Optional Conversion. Beginning ______________, 2007 [12 months from the Exchange Offer Expiration Date as defined in the Company’s prospectus dated December __, 2005, pursuant to which this Note was issued] or such later date that the Company has filed a registration statement that has been declared effective by the SEC for the purpose of issuing registered shares of Common Stock upon conversion of the Principal Amount of this Note, and ending on the Maturity Date, the Principal Amount outstanding under this Note may be converted at the option of the Holder into shares of Common Stock of the Company at a conversion rate of one share per $.96 of the Principal Amount (the “Conversion Shares”). Such optional conversion may be for the whole or any part of the Principal Amount of this Note. The Holder may exercise his conversion rights hereunder by delivering a conversion notice to the Company substantially in the form of Exhibit A hereto.

The Company agrees to use its best efforts to (i) file such registration statement with the SEC and obtain such effectiveness not later than _______________, 2007 [12 months from the Exchange Offer Expiration Date as defined in the Company’s prospectus dated December __, 2005, pursuant to which this Note was issued], and (ii) maintain the effectiveness of such registration for so long as this Note is outstanding.

Reorganization, Reclassification, Consolidation, Merger or Sale, etc.

(i) If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its class of outstanding shares of the Common Stock into a greater number of shares, the conversion rate in effect immediately prior to such subdivision will be proportionately reduced, and if the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of its Common Stock, the conversion rate in effect immediately prior to such combination will be proportionately increased concurrently with the effectiveness of such event.

(ii) Any capital reorganization, reclassification, consolidation, merger or sale of all or substantially all of the Company’s assets to another person which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an “Organic Change.” Prior to the consummation of any Organic Change, the Company will make appropriate provisions to insure that the Holder will thereafter have the right upon subsequent conversion of the Principal Amount to acquire and receive such shares of stock, securities or assets as such Holder would have received in connection with such Organic Change if such Holder had converted the Principal Amount hereof immediately prior to such Organic Change. The Company will not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor Company (if other than the Company) resulting from consolidation or merger or the Company purchasing such assets assumes by written instrument the obligation to deliver to the Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

Stock to be Reserved. The Company will at all times reserve and keep available out of its authorized Common Stock or its treasury shares, solely for the purpose of issue upon the conversion of the Principal Amount of the Note as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of then outstanding Principal Amount of this Note. The Company covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all liens and charges with respect to the issue thereof.

Assignment. The rights and obligations of the Company and the Holder will be binding upon and inure to the benefit of the successors, assigns, heirs, administrators and transferees of the parties.

Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Holder.

Notices. Any notice, request or other communication required or permitted hereunder will be in writing and shall be deemed to have been duly given if personally delivered or if telegraphed or mailed by registered or certified mail, postage prepaid, at the respective addresses of the parties as set forth below. Any party hereto may by notice so given change its address for future notice hereunder. Notice will conclusively be deemed to have been given when personally delivered or when deposited in the mail or telegraphed in the manner set forth above and will be deemed to have been received when delivered. Prior to the maturity of this Note, if the Company (i) fixes a record date for purposes of determining the Holders of any class or series of securities who are entitled to receive any dividend or other distribution, or (ii) fixes a closing date for the issuance of any equity securities of the Company, the Company will mail to the Holder, at least fifteen (15) days prior to such date a notice specifying such record date or closing date and the matter pursuant to which such record date or closing date has been set. Prior to the payment of any Principal Amount, the Company shall provide the Holder with thirty (30) days prior written notice, stating that the Holder may convert the Principal Amount of the Note into Conversion Shares prior to payment.

Rights as a Stockholder. This Note, as such, shall not entitle the Holder to any rights as a stockholder of the Company, except as otherwise specified herein.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding that body of law relating to conflict of laws.

Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

Time of the Essence. Time is of the essence of this Note.

Costs of Enforcement; Presentment. The Company agrees to pay on demand all of the losses, costs, and expenses (including, without limitation, all reasonable attorneys’ fees and disbursements) which the Holder incurs in connection with enforcement of this Note, or the protection or preservation of the Holder’s rights under this Note, whether by judicial proceeding or otherwise. Such costs and expenses include, without limitation, those incurred in connection with any workout or refinancing, or any bankruptcy, insolvency, liquidation or similar proceedings. The Company hereby waives diligence, demand, presentment, protest or notice of any kind. The Company agrees to make all payments under this Note without setoff or deduction and regardless of any counterclaim or defense.

Headings; References. All headings used herein are used for convenience only and will not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

Previous Agreements Superceded. This Note shall supercede all previous agreements made on or prior to the date hereof between the Holder and the Company with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties have caused this Note to be issued as of _____________, 200_.

THE COMPANY:

Market Central, Inc. d/b/a Scientigo, Inc.

By:__________________________________________
Name:________________________________________
Title:_________________________________________

Address:
Suite 205
6701 Carmel Road
Charlotte, NC 28226

HOLDER: By:__________________________________________ Address: _________________________ _________________________ _________________________

EXHIBIT A

Scientigo, Inc.
6701 Carmel Road
Suite 205
Charlotte, NC 28266
Atten: Chief Financial Officer

CONVERSION NOTICE

SCIENTIGO 8% B NOTES

The undersigned is the owner of $______________ Principal Amount of Scientigo 8% B Notes (the “Note”), which original Note is enclosed with this Conversion Notice. In accordance with the terms of such Note, the undersigned hereby elects to convert $_____________ Principal Amount of the Note into shares of the Common Stock of Scientigo, Inc. Any remaining Principal Amount of the Note and the shares of Common Stock should be delivered to:

__________________________________________ __________________________________________ __________________________________________

Name:__________________________________________ Title:___________________________________________ Date:___________________________________________